FOR IMMEDIATE RELEASE
July 8, 2009

Contact:  Walter Ida
          (808) 946-1400

                            Territorial Bancorp Inc.
                   Announces Completion Date of Stock Offering

Honolulu, Hawaii July 8, 2009 - Territorial Bancorp Inc., the proposed holding company for Territorial Savings Bank, announced today that it expects to close its stock offering on Friday, July 10, 2009.

Shares of Territorial Bancorp Inc. are expected to begin trading on Monday, July 13, 2009, on the NASDAQ Global Select Market under the symbol "TBNK." The stock offering will close at the adjusted maximum of the offering range. Territorial Bancorp Inc. will sell 12,233,125 shares of common stock at $10.00 per share in its subscription offering.

The Board of Directors, Officers and Employees of Territorial Savings Bank express their gratitude for the overwhelming support for the offering by their customers, pledge their best efforts toward the opportunities ahead, and look forward to serving the needs of their customers and new stockholders.

The offering was oversubscribed by eligible account holders of Territorial Savings Bank, i.e., depositors having eligible accounts as of September 30, 2007, and Territorial Bancorp Inc. received approximately $284 million of subscriptions in the subscription offering. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and set forth in Territorial Mutual Holding Company's plan of conversion and reorganization. Supplemental eligible account holders as of March 31, 2009, as well as other depositors and certain borrowers as of April 30, 2009 of Territorial Savings Bank will not have their orders filled.

If you are an eligible account holder, i.e., a depositor having an eligible account as of September 30, 2007, and would like to confirm your allocation, please access the following website: https://allocations.kbw.com and have available your order number and the last four digits of your social security number or tax identification number. Your order number can be found on the Receipt of Order letter that was mailed to you. Such allocation information is expected to be available on or about July 9, 2009 and, as noted, may change up to the time of trading. For other questions, please contact the Stock Information Center at 356-5108 (on Oahu only) or at (866) 922-1279 (toll free). Stock certificates and subscription refunds will be processed promptly after the close of the transaction.

The subscription offering was managed by Keefe, Bruyette, & Woods, Inc. Luse Gorman Pomerenk & Schick, P.C. acted as counsel to Territorial Bancorp Inc. and Territorial Savings Bank.


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Territorial Savings Bank, a federally chartered, FDIC-insured savings bank, was organized in 1921. The Bank is headquartered in Honolulu, Hawaii and provides financial services to individuals, families and businesses through its 24 banking offices located throughout the State of Hawaii.

This news release contains certain forward-looking statements about the proposed stock offering of Territorial Bancorp Inc. These include statements regarding the anticipated completion date of the stock issuance, the trading market for the shares of common stock and the processing of subscription refunds.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in general economic conditions, legislative and regulatory changes and changes in the securities markets.

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